Exhibit 10.22

FORM OF SHARE APPRECIATION RIGHTS AGREEMENT

[Employee Name]
[Address]
[City, State, Zip]

RE:  Grant of Share Appreciation Rights

Dear [Name of Employee]:

Vail Resorts, Inc. (the “Company”) is pleased to confirm that you were granted an award of Share Appreciation Rights on [date] (the “Grant Date”) on the terms set forth herein and pursuant to the Company’s Amended and Restated 2002 Long Term Incentive and Share Award Plan (the “Plan”), the terms of which are incorporated herein by reference. Capitalized terms used and not defined herein have the meanings set forth in the Plan.

1. Share Appreciation Rights Terms.

(a)  Grant.  On the Grant Date you were granted Share Appreciation Rights with respect to [Number] shares of the Company’s common stock, $0.01 par value per share (the “SAR Shares”), at an exercise price per Share Appreciation Right equal to [Amount] (the “Exercise Price”).  Your Share Appreciation Rights will expire at the close of business on the tenth anniversary of the Grant Date (the “Expiration Date”), subject to earlier expiration in connection with the termination of your employment as provided below.

(b)  Exercisability/Vesting.  Your Share Appreciation Rights will be exercisable only to the extent they have vested. Your Share Appreciation Rights will be vested with respect to [Percentage Amount]% of the SAR Shares (rounded to the nearest whole share) on each of the [____, through ______] anniversaries of the Grant Date, if and only if you have been continuously employed by the Company and/or its Subsidiaries from the date of this Agreement through such dates.  Upon the termination of your employment for any reason, by you or by the Company and/or its Subsidiaries, with or without cause, all of your unvested Share Appreciation Rights shall expire and be of no further force or effect. Any such termination shall not affect your vested Share Appreciation Rights, which shall remain exercisable pursuant to paragraph 1(d) below.

(c)  Change in Control.

(i)  As used in this Agreement, “Change in Control” shall mean an event or series of events by which:

(A)  any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent, or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of 35% or more of the equity securities of the Company entitled to vote for members of the Board or equivalent governing body of the Company on a fully-diluted basis; or

(B)  during any period of twenty four (24) consecutive months, a majority of the members of the Board or other equivalent governing body of the Company cease to be composed of individuals (1) who were members of that Board or equivalent governing body on the first day of such period, (2) whose election or nomination to that Board or equivalent governing body was approved by individuals referred to in clause (1) above constituting at the time of such election or nomination at least a majority of that Board or equivalent governing body, or (3) whose election or nomination to that Board or other equivalent governing body was approved by individuals referred to in clauses (1) and (2) above constituting at the time of such election or nomination at least a majority of that Board or equivalent governing body (excluding, in the case of both clause (2) and clause (3), any individual whose initial nomination for, or assumption of office as, a member of that Board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the Board); or

(C) any person or two or more persons acting in concert shall have acquired, by contract or otherwise, control over the equity securities of the Company entitled to vote for members of the Board or equivalent governing body of the Company on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right) representing 51% or more of the combined voting power of such securities; or

(D) the Company sells or transfers (other than by mortgage or pledge) all or substantially all of its properties and assets to, another “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act).

(ii)  Notwithstanding any provision of this Agreement to the contrary, in the event of a Change in Control, your Share Appreciation Rights, if not already vested under Section 1(b) above, will vest in full at the time of the Change in Control.

(iii)  In connection with the Change in Control, the Company may, on not less than 20 days’ notice to you, provide that any portion of your Share Appreciation Rights which have not been exercised prior to or in connection with the Change in Control will be forfeited.  In lieu of requiring such exercise, the Company may provide for the cancellation of your Share Appreciation Rights in exchange for a payment equal to the excess (if any) of the consideration per share of common stock receivable in connection with such Change in Control over the Exercise Price, which amount, plus accrued interest thereon, shall be paid to you in accordance with the terms of the Change in Control.

(d)  Termination of Share Appreciation Rights.  In no event shall any part of your Share Appreciation Rights be exercisable after the Expiration Date set forth in paragraph 1(a). if your employment with the Company and/or its Subsidiaries terminates for any reason, that portion of your Share Appreciation Rights that is not vested and exercisable on the date of termination of your employment shall expire and be forfeited. The portion of your Share Appreciation Rights that is vested and exercisable on the date of such termination shall, to the extent not theretofore exercised, expire an the 90th day after such date of termination.

2. Procedure for Share Appreciation Rights Exercise.

You may, at any time or from time to time, to the extent permitted hereby, exercise all or any portion of your vested portion of your Share Appreciation Rights by delivering, to the attention of the Company’s General Counsel at the address set forth in paragraph 9 below, written notice to the Company of the number of Share Appreciation Rights to be exercised.  The Company may delay effectiveness of any exercise of your Share Appreciation Rights for such period of time as may be necessary to comply with any legal or contractual provisions to which it may be subject relating to the issuance of its securities, it being understood that such exercise shall be effective immediately upon completion of such compliance notwithstanding the occurrence of the Expiration Date.

3. Payment for Share Appreciation Rights.

Upon your exercise of the Share Appreciation Rights, the Company shall pay you in SAR Shares an amount equal to the quotient of (i) the product of (x) the positive difference (if any) between the Fair Market Value of a SAR Share on the exercise date and the Exercise Price, multiplied by (y) the number of Share Appreciation Rights being exercised, divided by (ii) the Fair Market Value of a SAR Share on the exercise date. Any fractional SAR Shares shall be paid to you in cash.

4. Share Appreciation Rights Not Transferable.

Your Share Appreciation Rights are personal to you and are not transferable by you, other than by will or by the laws of descent and distribution. During your lifetime, only you (or your guardian or legal representative) may exercise your Share Appreciation Rights. In the event of your death, your Share Appreciation Rights may be exercised only by the executor or administrator of your estate or the person or persons to whom your rights under the Share Appreciation Rights shall pass by will or by the laws of intestate succession.

5. Conformity with Plan.

Your Share Appreciation Rights are intended to conform in all respects with, and are subject to, all applicable provisions of the Plan, the terms and conditions of which are incorporated herein by reference. Any inconsistencies between this Agreement and the Plan shall be resolved in accordance with the Plan. By executing and returning a copy of this Agreement, you acknowledge your receipt of this Agreement and the Plan and agree to be bound by all the terms of this Agreement and the Plan.

6. Rights of Participants.

Nothing in this Agreement shall interfere with or limit in any way the right of the Company and/or its Subsidiaries to terminate your employment at any time (with or without cause), or confer upon you any right to continue in the employ of the Company and/or its Subsidiaries for any period of time or to continue to receive your current (or other) rate of compensation, Nothing in this Agreement shall confer upon you any right to be selected to receive additional awards under the Plan or otherwise.

7. Withholding of Taxes.

The Company may, if necessary or desirable, withhold from any amounts due and payable to you by the Company or a Subsidiary (or secure payment from you in lieu of withholding) the amount of any withholding or other tax due from the Company or Subsidiary with respect to the issuance or exercise of your Share Appreciation Rights, and the Company may defer such issuance or exercise unless indemnified by you to its satisfaction against the payment of any such amount.

8. Adjustments.

In the event that the Committee shall determine that any dividend in Shares, recapitalization, Share split, reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, share exchange, or other similar corporate transaction or event affects the Shares such that an adjustment is appropriate in order to prevent dilution or enlargement of your rights under this Share Appreciation Rights Agreement, then the Committee shall make such equitable changes or adjustments as it deems appropriate and adjust, in such manner as it deems equitable, any or all of: (i)  the number and kinds of SAR Shares, other securities or other consideration subject to the Share Appreciation Rights; and (ii) the Exercise Price of the Share Appreciation Rights.  In the event that the Company shall declare an extraordinary cash dividend, then the Committee shall in its discretion either (i) pay you cash on the payment date of such dividend in an amount equal to the number of SAR Shares represented by the vested portion of your Share Appreciation Rights multiplied by the per share amount of such extraordinary cash dividend and to the extent these Share Appreciation Rights are not then fully vested make similar additional payments in the future when and as the remaining portion of these Share Appreciation Rights vest; or (ii) reduce the Exercise Price of your Share Appreciation Rights by an amount equal to the per share extraordinary dividend; or (iii) make such other adjustment as the Committee determines would provide you a substantially similar benefit.

9. Notice.

Any notice required or permitted to be given to the Company under this Agreement shall be in writing and shall be deemed to have been given when delivered personally or by courier, or sent by certified or registered mail, postage prepaid, return receipt requested, duly addressed to the Company as follows:

Vail Resorts, Inc.
390 Interlocken Crescent
Suite 1000
Broomfield, Colorado 80021
Attention:  General Counsel
l0. Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado without reference to the principles of conflict of laws.

11. Code Section 409A.

It is intended that this award of Share Appreciation Rights comply with Code Section 409A and the guidance promulgated thereunder regarding the permissible deferral of compensation under the grant of Share Appreciation Rights.

(Signature Page Follows)

To confirm your understanding and acceptance of the terms and provisions set forth in this Agreement, please execute the extra copy of this Agreement in the space below and return it to the attention of the Company’s General Counsel at the address set forth in paragraph 9 above.

Very truly yours,

VAIL RESORTS, INC.

By:  __________________________
Name: ________________________
Title: _________________________

The undersigned hereby acknowledges that he or she has read this Agreement and has received a copy of the Plan and hereby agrees to be bound by all the provisions set forth in this Agreement and in the Plan,

_______________________________
[Name of Employee]

Date: __________________________